Exhibit 7.1


                                                                       AES DRAX ENERGY LIMITED
                               -----------------------------------------------------------------------------------------------------
                                                          Ratio of Earnings to Fixed Charges
                               -----------------------------------------------------------------------------------------------------
                                 1999(1)     1999(1)      2000(2)      2000(2)      2001(2)      2001(2)      2002(2)      2002(2)
                                 UK GAAP     US GAAP      UK GAAP      US GAAP      UK GAAP      US GAAP      UK GAAP      US GAAP
                              (pound),000  (pound),000  (pound),000  (pound),000  (pound),000  (pound),000  (pound),000  (pound),000
Income/(loss) from
   continuing operations
   before income taxes            15,695      18,365       8,644        65,807      (38,670)     (16,581)    (771,962)    (150,746)
Fixed Charges:
   Interest on long-term
   and short-term debt
   including amortization         15,099      11,901     182,393       137,473      203,642      159,768      212,334      163,964
   of debt expense
Total fixed charges               15,099      11,901     182,393       137,473      203,642      159,768      212,334      163,964
Earnings before income            30,794      30,266     191,037       203,280      164,972      143,187     (559,628)      13,218
   taxes and fixed charges
Ratio of earnings to
   fixed charges                    2.04        2.54        1.05          1.48         0.81         0.90        (2.64)        0.08


---------
(1)  Seven week period to 31 December 1999

(2)  Year ended 31 December